Exhibit 99.1

TransDigm Group Reports Fiscal 2026 Third Quarter Results

Cleveland, Ohio, August 4, 2026/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the third quarter ended June 27, 2026.
Third quarter highlights include:
•Net sales of $2,741 million, up 23% from $2,237 million in the prior year's quarter;
•Net income of $540 million, up 10% from the prior year's quarter;
•Earnings per share of $9.39, up 11% from the prior year's quarter;
•EBITDA As Defined of $1,447 million, up 19% from $1,217 million in the prior year's quarter;
•EBITDA As Defined margin of 52.8%;
•Adjusted earnings per share of $10.87, up 13% from $9.60 in the prior year's quarter; and
•Upward revision to fiscal 2026 financial guidance.
Quarter-to-Date Results
Net sales for the quarter increased 23%, or $504 million, to $2,741 million from $2,237 million in the comparable quarter a year ago. Organic sales growth as a percentage of net sales was 13%.
Net income for the quarter increased $47 million, or 10%, to $540 million from $493 million in the comparable quarter a year ago. The increase in net income primarily reflects the increase in net sales described above and the application of our value-driven operating strategy. The increase was partially offset by higher selling and administration expense and higher interest expense.
Adjusted net income for the quarter increased 12% to $624 million, or $10.87 per share, from $558 million, or $9.60 per share, in the comparable quarter a year ago.
EBITDA for the quarter increased 20% to $1,345 million from $1,123 million for the comparable quarter a year ago. EBITDA As Defined for the quarter increased 19% to $1,447 million compared with $1,217 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 52.8% compared with 54.4% in the comparable quarter a year ago.
“Our team executed another strong quarter, and we are very pleased with our results,” stated Mike Lisman, TransDigm Group's CEO. “All three of our major market channels again delivered double-digit growth compared to the prior year's third quarter. Commercial aftermarket growth of 17% remained strong this quarter. Commercial OEM grew nicely as well as the aircraft OEMs continue to increase build rates. Meanwhile, Defense saw another quarter of consistent growth and also built sizable backlog. Our reported EBITDA As Defined margin for the quarter was 52.8%. Adjusting for acquisition dilution, our base businesses continued to expand EBITDA margins on a year-over-year basis as the team executes on our value drivers.

After the quarter ended, we announced the acquisition of Prince & Izant for approximately $1.07 billion. Prince & Izant's highly engineered, proprietary products are sold primarily into the aerospace and defense, aeroderivative turbine, and transportation end markets, and we believe the business will be an excellent fit within TransDigm.
Additionally, during the third quarter, we returned capital of approximately $1.0 billion to our shareholders through share repurchases bringing our year-to-date repurchases of our common stock to over $1.8 billion. As we look ahead to the remainder of fiscal 2026, we have significant liquidity and financial flexibility to address any likely range of capital requirements and remain highly focused on our capital allocation.
As always, we remain committed to our operating strategy and the TransDigm value drivers. We look forward to the opportunity to continue creating value for our shareholders as we finish our fiscal 2026.”
Acquisition Activity
As previously announced on April 7, 2026, TransDigm completed the acquisition of Jet Parts Engineering and Victor Sierra for approximately $2.2 billion in cash. Jet Parts Engineering is a leading independent designer and manufacturer of aerospace aftermarket solutions, primarily proprietary OEM-alternative parts and repairs. Victor Sierra is a leading designer, manufacturer, and distributor of proprietary PMA and other aftermarket parts serving the commercial aerospace end market — primarily the general aviation and business aviation sectors.
Subsequent to the quarter-end and as previously announced on July 27, 2026, TransDigm entered into a definitive agreement to acquire Prince & Izant (“P&I”) from Industrial Growth Partners for approximately $1.07 billion in cash, including certain tax benefits. P&I is a global designer and manufacturer of highly engineered brazing alloys and specialty metal components used across a range of advanced performance and high cost-of-failure applications. P&I primarily supports the aerospace and defense, aeroderivative turbine, and transportation end markets. Additionally, but to a lesser degree, P&I serves the medical and general industrial end markets.
Financing Activity
During the quarter, on April 17, 2026, TransDigm completed an incremental debt offering of $1.5 billion of new debt consisting of an additional $0.5 billion of 6.125% Senior Subordinated Notes maturing July 31, 2034 and $1.0 billion of additional Tranche N term loans maturing February 13, 2033.
Share Repurchase Activity
During the third quarter of fiscal 2026, TransDigm repurchased 809,101 shares of its common stock at an average price per share of $1,208 for a total amount of $1.0 billion. For the thirty-nine week period ended June 27, 2026, TransDigm repurchased 1,496,383 shares of its common stock at an average price per share of $1,207 for a total amount of $1.8 billion.
Year-to-Date Results
Net sales for the thirty-nine week period ended June 27, 2026 increased 18%, or $1,175 million, to $7,569 million from $6,394 million in the comparable period a year ago. Organic sales growth as a percentage of net sales for fiscal 2026 was 10%.

Net income for the thirty-nine week period ended June 27, 2026 increased $56 million, or 4%, to $1,521 million from $1,465 million in the comparable period a year ago. The increase in net income primarily reflects the increase in net sales described above and the application of our value-driven operating strategy. The increase was offset by higher selling and administrative expenses and higher interest expense.
GAAP earnings per share were reduced for the thirty-nine week periods ended June 27, 2026 and June 28, 2025 by $1.02 per share and $0.83 per share, respectively, as a result of dividend equivalent payments made during each year. As a reminder, GAAP earnings per share are reduced when TransDigm makes dividend equivalent payments pursuant to its stock option plans. These dividend equivalent payments are made during TransDigm's first fiscal quarter each year and also upon payment of any special dividends.
Adjusted net income for the thirty-nine week period ended June 27, 2026 increased 9% to $1,677 million, or $28.94 per share, from $1,543 million, or $26.53 per share, in the comparable period a year ago.
EBITDA for the thirty-nine week period ended June 27, 2026 increased 15% to $3,781 million from $3,299 million for the comparable period a year ago. EBITDA As Defined for the period increased 16% to $3,981 million compared with $3,441 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 52.6% compared with 53.8% in the comparable period a year ago.
Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined; and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.
Fiscal 2026 Outlook
Mr. Lisman stated, “Our strong third quarter performance is enabling us to increase our guidance for the full year. Bookings have exceeded expectations, and we see the current momentum continuing. At the mid-point, we are increasing guidance for sales by $150 million, EBITDA As Defined by $100 million, and adjusted EPS by $1.52.
Additionally, we are shifting our market channel guidance upward to reflect our latest market growth expectations.” The guidance excludes any contribution from the pending acquisition of P&I.
TransDigm now expects fiscal 2026 financial guidance to be as follows:
•Net sales are anticipated to be in the range of $10,470 million to $10,550 million compared with $8,831 million in fiscal 2025, an increase of 19% at the midpoint (an increase of $150 million at the midpoint from prior guidance);
•Net income is anticipated to be in the range of $2,102 million to $2,150 million compared with $2,074 million in fiscal 2025, an increase of 3% at the midpoint (an increase of $60 million at the midpoint from prior guidance);
•Earnings per share is expected to be in the range of $35.38 to $36.21 per share based upon weighted average shares outstanding of 57.7 million shares, compared with $32.08 per share in fiscal 2025, which is an increase of 12% at the midpoint (an increase of $1.20 per share at the midpoint from prior guidance);
•EBITDA As Defined is anticipated to be in the range of $5,490 million to $5,550 million compared with $4,760 million in fiscal 2025, an increase of 16% at the midpoint (an increase of $100 million at the midpoint from prior guidance and corresponding to an EBITDA As Defined margin guide of approximately 52.5% for fiscal 2026);

•Adjusted earnings per share is expected to be in the range of $40.62 to $41.46 per share compared with $37.33 per share in fiscal 2025, an increase of 10% at the midpoint compared to prior year (and an increase of $1.52 per share at the midpoint from prior guidance); and
•Fiscal 2026 outlook is based on the following market growth assumptions:
◦Commercial OEM revenue growth in the mid-teens percentage range;
◦Commercial aftermarket revenue growth in the low double-digit percentage range; and
◦Defense revenue growth in the high single-digit to low double-digit percentage range.
Please see the attached Table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance midpoint estimated for the fiscal year ending September 30, 2026. Additionally, please see attached Table 7 for comparison of the current fiscal year 2026 guidance versus the previously issued fiscal year 2026 guidance.
Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on August 4, 2026, beginning at 11:00 a.m., Eastern Time. To join the call telephonically, please register for the call at https://register-conf.media-server.com/register/BI7977bf81590d469998b139f1d3e8ff9a. Once registered, participants will receive the dial-in information and a unique pin to access the call. The dial-in information and unique pin will be sent to the email used to register for the call. The unique pin is exclusive to the registrant and can only be used by one person at a time. A live audio webcast of the call can also be accessed online at https://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems, specialized flight, wind tunnel and jet engine testing services and equipment, electronic components used in the generation, amplification, transmission and reception of microwave signals, and complex testing and instrumentation solutions.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items recorded as corporate expenses, including non-cash compensation charges incurred in connection with TransDigm Group's stock option or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. Acquisition transaction and integration-related expenses represent costs incurred to integrate acquired businesses into our operations; facility relocation costs and other acquisition-related costs; transaction and valuation-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses; and amortization expense of inventory step-up recorded in connection with the purchase accounting of acquired businesses. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, non-cash compensation charges incurred in connection with TransDigm Group's stock option or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. EBITDA As Defined margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total outstanding shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined, adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under U.S. GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with U.S. GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2026 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; supply chain constraints; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; failure to complete or successfully integrate acquisitions; our indebtedness; current and future geopolitical or other worldwide events, including, without limitation, wars or conflicts and public health crises; cybersecurity threats; risks related to the transition or physical impacts of climate change and other natural disasters or meeting regulatory requirements; our reliance on certain customers; the United States (“U.S.”) defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; risks related to changes in laws and regulations, including increases in compliance costs and potential changes in trade policies and tariffs; potential environmental liabilities; liabilities arising in connection with litigation; risks and costs associated with our international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s most recent Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 1
JUNE 27, 2026 AND JUNE 28, 2025
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
NET SALES	$2,741	$2,237	$7,569	$6,394
COST OF SALES	1,113	905	3,078	2,553
GROSS PROFIT	1,628	1,332	4,491	3,841
SELLING AND ADMINISTRATIVE EXPENSES	332	242	859	689
AMORTIZATION OF INTANGIBLE ASSETS	69	51	185	148
INCOME FROM OPERATIONS	1,227	1,039	3,447	3,004
INTEREST EXPENSE—NET	514	397	1,472	1,152
OTHER EXPENSE (INCOME)	—	7	(10)	(24)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	713	635	1,985	1,876
INCOME TAX PROVISION	173	142	464	411
NET INCOME	540	493	1,521	1,465
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	(1)	(2)	(1)
NET INCOME ATTRIBUTABLE TO TD GROUP	$539	$492	$1,519	$1,464
NET INCOME APPLICABLE TO TD GROUP COMMON STOCKHOLDERS	$539	$492	$1,460	$1,415

Earnings per share attributable to TD Group common stockholders:
Earnings per share—Basic and diluted	$9.39	$8.47	$25.20	$24.31

Weighted-average shares outstanding:
Basic and diluted	57.4	58.1	57.9	58.2

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
EBITDA, EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 2
JUNE 27, 2026 AND JUNE 28, 2025
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net Income	$540	$493	$1,521	$1,465
Adjustments:
Depreciation and amortization expense	118	91	324	271
Interest expense-net	514	397	1,472	1,152
Income tax provision	173	142	464	411
EBITDA	1,345	$1,123	3,781	3,299
Adjustments:
Acquisition transaction and integration-related expenses (1)	35	9	66	32
Non-cash stock and deferred compensation expense (2)	65	51	118	124
Other, net (3)	2	34	16	(14)
Gross Adjustments to EBITDA	102	94	200	142
EBITDA As Defined	$1,447	$1,217	$3,981	$3,441
EBITDA As Defined Margin (4)	52.8%	54.4%	52.6%	53.8%

(1)
Represents costs incurred to integrate acquired businesses into our operations; facility relocation costs and other acquisition-related costs; transaction and valuation-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses; and amortization expense of inventory step-up recorded in connection with the purchase accounting of acquired businesses.

(2)	Represents the compensation expense recognized under our stock option plans and deferred compensation plans.

(3)
Primarily represents foreign currency transaction gains or losses, costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements, payroll withholding taxes related to dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation payments and other miscellaneous income or expense, such as gain on sale of business.

(4)	The EBITDA As Defined Margin represents the amount of EBITDA As Defined as a percentage of net sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF REPORTED
EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 3
JUNE 27, 2026 AND JUNE 28, 2025
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Reported Earnings Per Share
Net income	$540	$493	$1,521	$1,465
Less: Net income attributable to noncontrolling interests	(1)	(1)	(2)	(1)
Net income attributable to TD Group	539	492	1,519	1,464
Less: Dividends paid on participating securities	—	—	(59)	(49)
Net income applicable to TD Group common stockholders—basic and diluted	$539	$492	$1,460	$1,415
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	55.7	56.2	56.1	56.2
Vested options deemed participating securities	1.7	1.9	1.8	2.0
Total shares for basic and diluted earnings per share	57.4	58.1	57.9	58.2
Earnings per share—basic and diluted	$9.39	$8.47	$25.20	$24.31
Adjusted Earnings Per Share
Net income	$540	$493	$1,521	$1,465
Gross Adjustments to EBITDA	102	94	200	142
Purchase Accounting Backlog Amortization	7	6	23	14
Tax adjustment (1)	(25)	(35)	(67)	(78)
Adjusted net income	$624	$558	$1,677	$1,543
Adjusted diluted earnings per share under the two-class method	$10.87	$9.60	$28.94	$26.53
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from net income attributable to TD Group	$9.39	$8.47	$25.20	$24.31
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	—	—	1.02	0.83
Acquisition transaction and integration-related expenses	0.54	0.20	1.16	0.60
Non-cash stock and deferred compensation expense	0.87	0.67	1.55	1.62
Tax adjustment on income from continuing operations before taxes (1)	0.04	(0.19)	(0.20)	(0.67)
Other, net	0.03	0.45	0.21	(0.16)
Adjusted earnings per share	$10.87	$9.60	$28.94	$26.53

(1)
For the thirteen and thirty-nine week periods ended June 27, 2026 and June 28, 2025, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the excess tax benefits on stock option exercises. Stock compensation expense is excluded from adjusted net income and therefore we have excluded the impact that the excess tax benefits on stock option exercises have on the effective tax rate for determining adjusted net income.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH
PROVIDED BY OPERATING ACTIVITIES TO EBITDA, EBITDA AS DEFINED
FOR THE THIRTY-NINE WEEK PERIODS ENDED		Table 4
JUNE 27, 2026 AND JUNE 28, 2025
(Amounts in millions)
(Unaudited)
	Thirty-Nine Week Periods Ended
	June 27, 2026	June 28, 2025
Net cash provided by operating activities	$1,691	$1,531
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions and sales of businesses	305	337
Interest expense-net (1)	1,437	1,124
Income tax provision-current	466	414
Gain on sale of businesses, net	—	17
Non-cash stock and deferred compensation expense (2)	(118)	(124)
EBITDA	3,781	3,299
Adjustments:
Acquisition transaction and integration-related expenses (3)	66	32
Non-cash stock and deferred compensation expense (2)	118	124
Other, net (4)	16	(14)
EBITDA As Defined	$3,981	$3,441

(1)	Represents interest expense, net of interest income, excluding the amortization of debt issuance costs and premium and discount on debt.

(2)	Represents the compensation expense recognized under our stock option plans and deferred compensation plans.

(3)
Represents costs incurred to integrate acquired businesses into our operations; facility relocation costs and other acquisition-related costs; transaction and valuation-related costs for acquisitions comprising deal fees, legal, financial and tax due diligence expenses; and amortization expense of inventory step-up recorded in connection with the purchase accounting of acquired businesses.

(4)
Primarily represents foreign currency transaction gains or losses, costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements, payroll withholding taxes related to dividend equivalent payments and stock option exercises, non-service related pension costs, deferred compensation payments and other miscellaneous income or expense, such as gain on sale of business.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in millions)
(Unaudited)
	June 27, 2026	September 30, 2025
Cash and cash equivalents	$2,773	$2,808
Trade accounts receivable—Net	1,817	1,617
Inventories—Net	2,586	2,095
Current portion of long-term debt	139	124
Short-term borrowings—trade receivable securitization facility	725	724
Accounts payable	434	368
Accrued and other current liabilities	1,276	966
Long-term debt	32,621	29,167
Total TD Group stockholders’ deficit	(9,809)	(9,686)

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS PER
SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MIDPOINT
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2026	Table 6
(Amounts in millions, except per share amounts)
(Unaudited)
GUIDANCE MIDPOINT
Fiscal Year Ended September 30, 2026
Net Income	$2,126
Adjustments:
Depreciation and amortization expense	438
Interest expense-net	2,020
Income tax provision	653
EBITDA	5,237
Adjustments:
Acquisition transaction and integration-related expenses (1)	90
Non-cash stock and deferred compensation expense (1)	170
Other, net (1)	23
Gross Adjustments to EBITDA	283
EBITDA As Defined	$5,520
EBITDA As Defined Margin (1)	52.5%

Earnings per share	$35.80
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	1.03
Acquisition transaction and integration-related expenses	1.65
Non-cash stock and deferred compensation expense	2.33
Other, net	0.23
Adjusted earnings per share	$41.04

Weighted-average shares outstanding	57.7

(1)	Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION
CURRENT FISCAL YEAR 2026 GUIDANCE VERSUS
PRIOR FISCAL YEAR 2026 GUIDANCE			Table 7
(Amounts in millions, except per share amounts)
(Unaudited)
	Current Fiscal Year 2026 Guidance Issued August 4, 2026	Prior Fiscal Year 2026 Guidance Issued May 5, 2026	Change at Midpoint

Net Sales	$10,470 to $10,550	$10,300 to $10,420	$150

GAAP Net Income	$2,102 to $2,150	$2,026 to $2,106	$60

GAAP Earnings Per Share	$35.38 to $36.21	$33.91 to $35.29	$1.20

EBITDA As Defined	$5,490 to $5,550	$5,370 to $5,470	$100

Adjusted Earnings Per Share	$40.62 to $41.46	$38.83 to $40.21	$1.52

Weighted-Average Shares Outstanding	57.7	58.0	(0.3)